Exhibit 99.1

CONTACT: Media: 269-923-7405 or Media@Whirlpool.com

Financial: Greg Fritz, 269-923-2641 or Investor_relations@whirlpool.com

WHIRLPOOL CORPORATION FILES ANTIDUMPING PETITION

Petition requests investigation into refrigerators produced in South Korea and Mexico

Benton Harbor, Mich. – March 30, 2011 - Whirlpool Corporation (NYSE: WHR) today filed antidumping and countervailing duty petitions against bottom-mount refrigerators from South Korea and an antidumping petition against the same product from Mexico. Two Korean manufacturers, Samsung Electronics (Samsung) and LG Electronics (LG), export their production to the United States from manufacturing facilities in both Korea and Mexico.

The purpose of these petitions is to establish conditions of fair competition in the U.S. market that will support significant investment and innovation in the production of high-end refrigerators in the United States and the U.S. jobs created by that production. The Whirlpool products affected by this case are made in Amana, Iowa, where Whirlpool employs approximately 2,000 people.

The antidumping petition was filed with the U.S. Department of Commerce and the International Trade Commission and requests an investigation into the production of bottom-mount refrigerators, which are being sold in the United States at substantially less than fair value.

“Whirlpool Corporation is the world leader in appliances because we have invested in our people and in the technologies to give consumers the high-quality products they want for the past 100 years. When foreign producers compete in the U.S. market using unfair trade practices, we have no choice but to take action to defend the integrity of the global trading system, our approximately 23,500 U.S. employees, the U.S. refrigerator industry, and American consumers,” said Marc Bitzer, president, Whirlpool North America. “Dumping is an unfair trade practice used to drive out competitors, which means consumers end up with fewer choices.”

The countervailing duty petition requests an investigation into the substantial unfair subsidies given by the Korean government to Samsung and LG in the past few years, injuring U.S.-based producers as a result. Selling dumped and unfairly subsidized products in the United States that injure the industry are unfair trade practices that violate the U.S. antidumping and countervailing duty laws, which are based on the rules established by the international trading system.

This petition is consistent with the company’s long-standing support for open and fair trade, including the Korea, Colombia and Panama Free Trade Agreements. A strong open trading system must have well-understood processes for addressing conduct that violates trade laws, and availing ourselves of that process is important for maintaining the integrity of the world trade system.

Whirlpool made the decision to take legal action after an extensive investigation showed that Samsung and LG violated U.S. trade laws and, as a result, caused material injury to the U.S. appliance manufacturing industry.

For additional information and to view the petition, please visit http://whirlpoolcorp.com/facts.

About Whirlpool Corporation

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of more than $18 billion in 2010, 71,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at www.whirlpoolcorp.com.

About Whirlpool Corporation’s 100th Anniversary

Founded on November 11, 1911, Whirlpool Corporation’s time- and labor-saving appliance innovations have influenced home and family life during the last century. Driven by the belief that everyone needs a comfortable place to call home, Whirlpool Corporation is focused on improving lives one family, one home at a time.

Whirlpool Additional Information

This document contains forward-looking statements. Actual events or results may differ materially from those statements. For information about the factors that could cause such differences, please refer to our Annual Report on Form 10-K for the year-ended December 31, 2010, including the information set forth under the caption “Risk Factors.”

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